UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2022

HUB GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27754	36-4007085
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Hub Group Way

Oak Brook, Illinois 60523

(Address of principal executive offices and zip code)

(630) 271-3600

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	HUBG	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2022, Hub Group, Inc. (the “Company”) entered into a Common Stock Exchange and Repurchase Agreement (the “Agreement”) with entities affiliated with David P. Yaeger, the Company’s Chairman of the Board of Directors and Chief Executive Officer (collectively, the “DPY Entities”), and entities affiliated with Mark A. Yaeger (collectively, the “MAY Entities”).

Pursuant to the Agreement, the MAY Entities transferred 243,755 shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), to the DPY Entities (the “Class B Exchange Shares”) in exchange for (i) an equivalent number of shares of Class A Common Stock, $0.01 par value per share, of the Company (the “Class A Common Stock”) plus (ii) 98,973 shares of Class A Common Stock with an aggregate value equal to $8,000,000 (based on the closing price of the Class A Common Stock on the Nasdaq Global Market on the date of the Agreement (the “Closing Price”) (collectively, the “Class A Exchange Shares” and, together with the Class B Exchange Shares, the “Exchange Shares”) (such transfer of the Class B Exchange Shares in exchange for the Class A Exchange Shares is referred to herein as the “Exchange”). Immediately after the consummation of the Exchange, the MAY Entities sold to the Company (i) all of the Class A Exchange Shares and (ii) 87,393 shares of Class B Common Stock, which automatically converted into Class A Common Stock pursuant to the Stockholders’ Agreement (defined below), representing all of the remaining shares of Class B Common Stock owned by such entities, for an aggregate purchase price of $34,766,693, representing a price per share equal to the Closing Price (the “Repurchase” and, together with the Exchange, the “Transaction”).

The Agreement contains customary representations and warranties.

On May 23, 2019, the Company’s Board of Directors (the “Board”) authorized the purchase of up to $100 million of Class A Common Stock pursuant to a share repurchase program (the “Program”). Under the Program, shares may be repurchased in the open market or through privately negotiated transactions. Approximately $75 million of capacity remained available under the Program before giving effect to the Repurchase. The Repurchase was effected pursuant to the Program and reduced availability thereunder. In connection with the Repurchase, the Board approved an amendment to increase capacity under the Program so that $75 million shares of Class A Common Stock remain authorized for repurchase.

The Transaction was approved by the Company’s Audit Committee of the Board pursuant to the Company’s Related Person Transaction Policy approval procedures.

Pursuant to the Agreement, the MAY Entities and DPY Entities agreed to terminate (i) the Amended and Restated Stockholders’ Agreement, dated as of April 22, 2014 (the “Stockholders’ Agreement”), and (ii) the Class B Common Stock Issuance Agreement, dated as of April 22, 2014. The DPY Entities also agreed to amend and restate a Stockholders’ Agreement by and among such parties (the “DPY Stockholders’ Agreement”). The DPY Stockholders Agreement requires, among other things, that the DPY Entities agree to vote all of their Class B Common Stock in accordance with the vote of the holders of a majority of such Class B Common Stock and that the Class B stockholders will hold a meeting prior to the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to determine how the Class B Common Stock will be voted on matters presented at the Annual Meeting.

The forgoing descriptions of the Agreement and the DPY Stockholders’ Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Common Stock Exchange and Repurchase Agreement, dated August 8, 2022.

10.2	DPY Stockholders’ Agreement, dated August 8, 2022.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

*	Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

The Company agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hub Group, Inc.

By:	/s/ Thomas P. LaFrance
Thomas P. LaFrance
Executive Vice President, General Counsel and Secretary

Dated: August 9, 2022